AMEX Notifies Signalife That It Will Need To Comply With Minimum Stockholders’ Equity Requirement

GREENVILLE, S.C. -- (BUSINESS WIRE) — Monday, January 14, 2008

On January 7, 2008, the American Stock Exchange (“AMEX”) issued a deficiency letter to Signalife pursuant to which it advised Signalife that it would need to comply with the $6 million stockholders’ equity threshold required for continued listing under AMEX Rules 1003(a)(iii).  This notification was triggered by the recent decline of Signalife’s market capitalization to less than $50 million, which previously exempted Signalife from meeting the minimum stockholders’ equity requirement.  Pursuant to the letter, Signalife will be required to submit to AMEX by February 6, 2008 for its review and acceptance a plan to bring the company into compliance with the aforesaid stockholders’ equity requirement within a sixteen month period or by such earlier date as AMEX may deem reasonable.  Signalife is presently preparing a plan to submit to AMEX to address the stockholders’ equity matter.

The deficiency letter is the second instance in which AMEX noted the decline in Signalife’s market price to below the $50 million level.  Signalife received the earlier deficiency letter from AMEX in June 2007, pursuant to which Signalife provided a plan to AMEX which was not rejected by AMEX and which Signalife will amend and resubmit in response to this latest notice.  This earlier deficiency was cured in October 2007 as a result of the return of Signalife’s market capitalization to above $50 million.

No guarantee can be given that AMEX will accept the plan or that Signalife will be able to so increase its stockholders’ equity to the $6 million threshold within the period stipulated by AMEX, either of which would lead to a delisting of Signalife’s common shares from the AMEX market.  If Signalife’s market capitalization were to again return to levels above $50 million, and were maintained at that level, and if the Company was otherwise in compliance with all AMEX rules, then the new plan to be submitted will not need to be implemented.

About Signalife, Inc.

Signalife, Inc. is a life sciences company focused on the monitoring and detection of disease through continuous biomedical signal monitoring. Signalife uses its patented signal technology to design and develop medical devices that simplify and reduce the costs of diagnostic testing and patient monitoring in an ambulatory setting.  Signalife, Inc. is the recipient of the Frost & Sullivan Technological Innovation Award for 2006.

Signalife, Inc. is traded on the American Stock Exchange under the symbol SGN. More information is located at http://www.signalife.com.

Caution Regarding Forward-Looking Statements

In this news release we make a number of statements, referred to as “forward-looking statements”, which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  Any statements in this news release that are not statements of historical fact maybe considered to be forward-looking statements.  These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances.  You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions.  Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made in this news release as well as other public reports we file with the SEC, as they may be amended.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  For example, no assurance can be given that the AMEX will approve Signalife’s proposed plan, or that Signalife’s common stock will continue to trade on AMEX.   We are not obligated to update or revise any forward-looking statement contained in this news release to reflect new events or circumstances unless and to the extent required by applicable law.

Contact:  Kevin Kading for Signalife, Inc., (212)-918-4606